Exhibit 10.17

PATENT ASSIGNEMENT CONSIDERATION AGREEMENT

This Patent Assignment Consideration Agreement (this “Agreement”) is made and entered into this 21st day of August, 2014 (the “Effective Date”), by and between Albany College of Pharmacy, a university located at 106 New Scotland Road, Albany, NY 12208-3492 (“Assignor”), and Zynerba Pharmaceuticals, Inc. (f/k/a AllTranz, Inc.), a Delaware corporation located at 1122 Oak Hill Drive, Lexington, KY 40505 (“Assignee”).

WHEREAS, Audra L. Stinchcomb is the sole inventor of inventions described in U.S. Provisional Application No. 60/257,557 entitled “TRANSDERMAL DELIVERY OF CANNABINOIDS” which was filed with the United States Patent and Trademark Office (“USPTO”) on December 22, 2000 (“Provisional Application”) and an Application for Letters Patent identified by U.S. Patent Application No. 10/032,163 entitled “TRANSDERMAL DELIVERY OF CANNABINOIDS”, which was filed with the USPTO on December 21, 2001 (“Utility Application) and claims the benefit of the Provisional Application (collectively the “Applications”), hereinafter referred to as the (“Inventions”); and

WHEREAS, Assignor obtained rights in the Applications and the Inventions by assignment of rights documents filed with the USPTO on December 22, 2000 and December 21, 2001, respectively: and

WHEREAS, pursuant that certain “Assignment of Patent Application” dated December 28, 2001 (the “Assignment Effective Date”), which is attached hereto as Exhibit A, Assignor sold, assigned and transferred all of Assignor’s right, title and interest in and to the Applications and the Inventions to Assignee, its successors and assigns (the “Assignment’’); and

WHEREAS, the consideration for the Assignment was set forth in that certain Royalty Agreement between Assignor and Assignee dated December 28, 2001 (the “Royalty Agreement”); and

WHEREAS, Assignor and Assignee now wish to terminate the Royalty Agreement and revise the consideration for the Assignment as more fully set forth herein:

NOW, THEREFORE, for good and valuable consideration, AND INTENDING TO BE LEGALLY BOUND, Assignor and Assignee hereby agree as follows:

1.                                      Termination of the Royalty Agreement.  The Royalty Agreement and respective rights and obligations set forth therein are hereby terminated upon execution of this Agreement by authorized representatives of both parties.

2.                                      Confirmation of Assignment.  Assignor does hereby acknowledge and confirm that the Assignment remains valid and binding and that pursuant to the terms thereof Assignor has assigned to Assignee, all right, title and interest in and to the Applications and Inventions, including any and all causes of action, rights and remedies arising thereunder prior to or after the the Assignment Effective Date, and any divisionals, reissues, continuations, continuations-in-part (including, without limitation, US Patent Nos. 8,449,908 and 8,435,556 and PCT Patent Application No. PCT/US2006/23387), renewals, extensions, revisions and foreign counterparts thereof (collectively “Assigned Patent Rights”) to be held and enjoyed by Assignee for its own use and benefit and for the use and benefit of its successors, assigns or other legal representatives to the end of the term for which such Assigned Patent Rights are granted or reissued as fully and entirely as the same would have been held and enjoyed by Assignor if this assignment had not been made.  Assignor further acknowledges and confirms that, if and to the extent applicable, Assignor has complied with all notice and other requirements of the Bayh -Dole Act in connection with the Assignment.

3.                                      Consideration.  In consideration of the Assignment and the confirmation of Assignment set forth in Section 2, Assignee shall, on the Effective Date, make a cash payment to Assignor of $500,000.  Assignor agrees that the consideration set forth in this Section 3 constitutes full, fair and final consideration and reasonable value for the Assigned Patent Rights.

4.                                      Patent Expenses.  Since the Assignment Effective Date, Assignee has been and shall continue to be responsible, at its own expense, for preparing, prosecuting and maintaining the Assigned Patent Rights but shall not have any obligation to reimburse Assignor for any such expenses incurred by Assignor prior to that date.

5.                                      Miscellaneous.

5.1.                            Notices.  All notices, consents, waivers and other communications under this Agreement must be in writing and shall be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt), or (b) when received by the addressee, if sent by a delivery service (prepaid, receipt requested), or (c) when received by the addressee, if sent by registered or certified mail (postage prepaid, return receipt requested), in each case to the appropriate addresses set forth below (or to such other addresses, representative and fax numbers as a party may designate by notice to the other parties):

If to Assignor, to:
Albany College of Pharmacy
106 New Scotland Avenue
Albany, NY 12208-3492
Attn: T. Gregory Dewey

If to Assignee, to:
Zynerba Pharmaceuticals, Inc.
1122 Oak Hill Drive
Lexington, KY 40505
Attn: General Counsel

5.2.                            Waiver.  Except as explicitly provided in this Agreement, the rights and remedies of the parties under this Agreement are cumulative and not alternative and are not exclusive of any right or remedies that any party may otherwise have at law or in equity.  Except as explicitly provided in this Agreement, neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no waiver that may be given by a party shall be applicable except in the specific instance for which it is given, and (b) no notice to or demand on one party shall be deemed to be a waiver of any right of the party giving such notice or demand to take further action without notice or demand.

5.3.                            Entire Agreement; Amendment.  This Agreement and the Assignment, supersede all prior agreements between the parties with respect to its subject matter, including the Royalty Agreement, and constitute a complete and exclusive statement of the terms of the agreements between the parties with respect to their subject matter.  This Agreement may not be amended except by a written agreement executed by all of the parties hereto.

5.4.                            Assignment.  Neither this Agreement nor any interest herein may be assigned, in whole or in part, by either party hereto without the prior written consent of the other party hereto, provided, that either party shall have the right to assign all or any part of its rights, interest and obligations to an affiliate, a successor to a controlling or majority share of such party, or to a successor to substantially all the business to which this Agreement relates, or in the event of its merger, consolidation, change in control or similar transaction.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

5.5.                            Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any requirement of applicable law or public policy, ail other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party in any material respect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

5.6.                            Section Headings; Construction.  The headings of sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation.  All references to “Article,” “Section” or “Sections” refer to the corresponding Article, Section or Sections of this Agreement.  All words used in this Agreement shall be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

5.7.                            Governing Law; Consent to Jurisdiction and Venue.

(a)                                 This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State, without giving effect to the conflicts of laws principles thereof to the extent such principles would require or permit the application of the laws of another state.

(b)                                 All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in a New York state or a Federal court and the parties to this Agreement hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

5.8.                            Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by electronic or facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

5.9.                            No Third Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable benefit, claim, cause of action, remedy or right of any kind.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Albany College of Pharmacy

By:	/s/ T. Gregory Dewey
Name: T. Gregory Dewey
Title: President

Zynerba Pharmaceuticals, Inc. (f/k/a/AllTranz, Inc.)

By:	/s/ Philip Wagenheim
Name: Philip Wagenheim
Title: President

ASSIGNMENT OF PATENT APPLICATION

WHEREAS Albany College of Pharmacy is a University located at 106 New Scotland Ave., Albany, NY 12208-3492 (Assignor);

WHEREAS AllTranz, LLC is located at 4080 Weber Way, Lexington, KY 40514 (Assignee);

WHEREAS Assignor obtained rights to the invention described in U.S. Provisional Application No. 60/257,557 entitled TRANSDERMAL DELIVERY OF CANNABINOIDS (Provisional Application), which was filed on December 22, 2000, by an assignment of rights as recorded in the U.S. Patent and Trademark Office on Reel 011422, Frame 0254 on December 22, 2000;

WHEREAS Assignor obtained rights to the invention described in an Application for Letters Patent of the United States identified by U.S. Patent Application No. 10/032,163 entitled TRANSDERMAL DELIVERY OF CANNABINOIDS (Utility Application), which was filed on December 21, 2001, by an assignment of rights as recorded in the U.S. Patent and Trademark Office on Reel 012465, Frame 0057 on December 21, 2001;

WHEREAS the Utility Application claims the benefit of the Provisional Application; and

WHEREAS Assignor desires to assign its rights in the Provisional Application and the Utility Application (Applications) and Assignee desires to obtain Assignor’s rights in the Applications.

NOW THEREFORE, for good and valuable consideration, receipt of which is hereby expressly acknowledged, Assignor hereby sells, assigns and transfers unto Assignee, its successors, and assigns, Assignor’s entire right, title and interest in the Applications and the inventions described and claimed in them to be held and enjoyed by Inventor as fully and entirely as the same would have been held and enjoyed by Assignor if this Assignment had not been made; and

Assignor covenants with Assignee, its successors, and assigns, that the rights and property herein conveyed are free and clear of any encumbrance, and that Assignor has full right to convey the same as herein expressed.

Assignor hereto intending to be legally bound hereby executes this Assignment.

By:	/s/ James Gozzo	Date:	12/28/01
James J. Gozzo
President, Albany College of Pharmacy (Assignor)